Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sidoti & Company, Inc.:

We consent to the use of our report dated May 4, 2015 with respect to the financial statements of Sidoti Holding Company, LLC as of December 31, 2013 and 2014 and for each of the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Roseland, New Jersey

May 4, 2015